Exhibit 10.3

Agreement

Party A: Xianning Sanhe Power Equipment Manufacturing Co., Ltd.

Party B: Sheng Zhou National ID No.: 330722197504065911

Party C: Heping Zhang National ID No.: 42230119600815091X

Whereas, Party A, Party B and Party C entered into a share purchase agreement (the “Original Agreement”), pursuant to which, Party A agreed to acquire 100% of the capital stock of Hubei Jinli Hydraulic Co., Ltd (“Hubei Jinli”) from Party B and Party C for 150 million RMB;

Whereas, upon the execution of the Original Agreement, Party A has made the payment of RMB 40 million to Party B and Party C according to the Original Agreement, and Party B and Party C have completed the stock transfer registration of 100% of capital stock of Hubei Jinli to Party A;

Whereas, due to Party A’s operation needs and upon fully discussion with Party B and Party C, all three parties agree to amend Section 2 of the Original Agreement on stock as consideration and payment method to read as follows:

1.	Party A shall pay Party B and Party C for an aggregate consideration of RMB 150 million for Hubei Jinli’s capital stock, which stays the same as the Original Agreement;
2.	Payment Method:
(1)	Within 7 days upon execution of the Original Agreement, Party A shall make a cash payment of 40 million RMB to Party B and Party C, which stays the same as the Original Agreement.
(2)	According to the Original Agreement, within 7 days upon execution of the Original Agreement, Party A shall issue the shares of Nasdaq listed company (XTNY), which shall have a value equal to RMB 80.07 million to Party B and Party C. This provision shall be amended in its entirety to that Party A shall pay Party B and Party C in the aggregate amount of RMB 80.07 in three installments, and the payment terms are as follows:
a.	The first installment in the amount of RMB 25 million (among which, RMB 23.25 million to Party B, and RMB 1.75 million to Party C) is due before June 20, 2019;
b.	The second installment in the amount of RMB 25 million (among which, RMB 23.25 million to Party B and RMB 1.75 million to Party C) is due before June 20, 2020;
c.	The third installment in the amount of RMB 30.07 million (among which, RMB 27.9651 million to Party B and RMB 2.1049 million to Party C) is due before June 20, 2021.
(3)	Party A shall assume Hubei Jinli’s bank loan of RMB 29.93 million, which stays the same as the Original Agreement.

Except as modified and amended herein on the duties and obligations regarding payment, the provisions in the Original Agreement shall continue in full force and effect.

This agreement is a supplement and amendment to the Original Agreement and shall have the same legal effect as the Original Agreement.

This agreement becomes effective upon the signature and seal of all three parties.

This agreement is made in three counterparts with each party holding one.

Party A: Xianning Sanhe Power Equipment Manufacturing Co., Ltd. [Company Seal Affixed Here]

Legal Representative: /s/ Zhou Deng Hua

Party B: /s/ Sheng Zhou	Party C: /s/ Heping Zhang

August 11, 2018	August 11, 2018